Exhibit 12

                            DARDEN RESTAURANTS, INC.
         COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)

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

                                                    Thirteen Weeks Ended              Twenty-Six Weeks Ended
--------------------------------------------------------------------------------------------------------------------
                                               November 25,      November 26,     November 25,      November 26,
                                                   2001              2000             2001              2000
--------------------------------------------------------------------------------------------------------------------

Consolidated Earnings from Operations
   before Income Taxes.....................       $ 56,255         $  45,311         $ 151,832       $  133,149
Plus Fixed Charges.........................         15,179            13,617            29,932           25,622
Less Capitalized Interest..................           (994)             (892)           (1,880)          (1,725)
                                                  --------         ---------         ---------       ----------
Consolidated Earnings from Operations
   before Income Taxes Available to Cover
    Fixed Charges..........................       $ 70,440         $  58,036         $ 179,884       $  157,046
                                                  ========         =========         =========       ==========

Ratio of Consolidated Earnings to Fixed
   Charges (1).............................           4.64              4.26              6.01             6.13
                                                  ========         =========         =========       ==========

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(1)    The computation of the Company's ratio of consolidated earnings to fixed charges, BEFORE RESTRUCTURING CREDIT, is as follows:



                                                     Thirteen Weeks Ended              Twenty-Six Weeks Ended
--------------------------------------------------------------------------------------------------------------------
                                               November 25,      November 26,     November 25,      November 26,
                                                   2001              2000             2001              2000
--------------------------------------------------------------------------------------------------------------------

Consolidated Earnings from Operations,
   before Restructuring Credit and Income
    Taxes Available to Cover Fixed Charges.       $ 68,171        $   58,036         $ 177,615       $  157,046
                                                  ========        ==========         =========       ==========

Ratio of Consolidated Earnings, before
    Restructuring Credit, to Fixed
   Charges.................................          4.49               4.26              5.93              6.13
                                                  =======         ==========         =========       ===========

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